Exhibit (P2)

E. Personal Trading and Ethics

1. Compliance Oversight of Personal Trading and Ethics Policies

Funds Personal Trading and Ethics Policy

It is the policy of the Funds that the Funds and their Service Providers, as applicable, maintain policies and procedures reasonably designed to prevent violations of Federal Securities Laws which address matters relating to the personal trading activities and ethics of the Service Providers’ personnel, including, but not limited to:

•	Fiduciary duties of access persons;

•	Identification of access persons;

•	Personal trading;

•	Trading in the Funds’ shares;

•	Insider trading; and,

•	Gifts and entertainment.

Compliance Oversight – Personal Trading and Ethics Policy

The Service Providers, as applicable, shall review and certify at least annually that they have adopted and implemented procedures and/or processes reasonably designed to comply with the Personal Trading and Ethics Policy. The Service Providers, as applicable shall administer the Funds’ Code and provide reporting to the CCO with respect to violations and promptly notify the Board if the CCO believes that such Service Providers have not adopted or implemented such procedures and/or processes.

The Funds’ CCO shall determine at least annually that the Service Providers have adopted and implemented procedures and/or processes reasonably designed to comply with the Personal Trading and Ethics Policy.

2. Code of Conduct for Principal Executive and Financial Officers

Covered Officers and Purpose of the Code

The Funds’ code of ethics (the “Code”) for the investment companies within the Legg Mason family of mutual funds (each a “Fund,” and collectively, the “Funds”) applies to each Fund’s Principal Executive Officer, Principal Financial Officer, and Controller (the “Covered Officers” ) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. The Funds’ and the investment advisers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and an investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and an adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors/Trustees (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself does not give rise to a conflict of interest.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

* * * * *

Each Covered Officer must:

•	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund;

•	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and,

•

not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some actual or potential conflict of interest situations that, if material, should always be discussed with the Chief Compliance Officer (“CCO”) or designate that has been appointed by the Board of the Funds. Examples of these include:

•	service as a director on the board of any public company (other than the Funds or their investment advisers or any affiliated person thereof);

•	the receipt of any non-nominal gifts (i.e., in excess of $100);

•

the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers (other than their investment advisers, or principal underwriter, or any affiliated person thereof);

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure and Compliance

•	Each Covered Officer should familiarize him or herself with the disclosure requirements generally applicable to the Funds;

•

Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s Directors/Trustees and auditors, and to governmental regulators and self-regulatory organizations;

•

Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•

not retaliate against any other Covered Officer or any employee of the Funds or their advisers or any affiliated persons thereof or service providers of the Funds for reports of potential violations that are made in good faith; and

•	notify the CCO promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

•

report at least annually, if necessary, any employment position, including officer or directorships, held by the Covered Officer or any immediate family member of a Covered Officer with affiliated persons of the Funds.

•

report at least annually any employment position, if necessary, including officer or directorships, held by the Covered Officer or any immediate family member of a Covered Officer with a service provider to the fund.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Compliance Committee or Audit Committee, as applicable, (the “Committee”) responsible for oversight of the Fund’s code of ethics under Rule 17j-1 under the Investment Company Act. If a Covered Officer seeking an approval or waiver sits on the Committee, the Covered Person shall recuse him or herself from any such deliberations. Any approval or waiver granted by the Committee will be reported promptly to the Chair of the Audit Committees of the Funds.

The Funds will follow these procedures in investigating and enforcing this Code:

•	the CCO will take all appropriate action to investigate any potential violations reported to him, which actions may include the use of internal or external counsel, accountants or other personnel;

•	if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•	any matter that the CCO believes is a violation will be reported to the Committee;

•

if the Committee concurs that a violation has occurred, it will inform the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Committee will be responsible for granting waivers, as appropriate; and,

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ advisers, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment advisers’ and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and Fund counsel, and the board of Directors/Trustees and fund counsel of any other investment company for whom a Covered Officer serves in a similar capacity.

Internal Use

This Code is intended solely for the internal use by the Funds and does not constitute an admission by or on behalf of any Fund, as to any fact, circumstance or legal consideration.

3. Code of Ethics for Independent Directors/Trustees

Please see Attachment C below for the Code of Ethics for Independent Directors/Trustees:

Code of Ethics for Independent Directors/Trustees

Table of Contents

I.	General Provisions

A.	Individuals Covered by the Code

B.	Personal Securities Transactions

C.	Securities Transactions in the Funds

II.	Reporting Requirements

A.	Initial and Annual Acknowledgement

B.	Transactions in Reportable Securities

III.	Compliance with the Code

A.	Investigating Violations of the Code

B.	Remedies

C.	Amendments

IV.	Definitions

A.	General Defined Terms

B.	Terms Defining the Scope of a Beneficial Interest

C.	Terms Defining the Scope of a Reportable Securities Transaction

Appendix A - Acknowledgement of Receipt of the Fund’s Code of Ethics

I.	General Provisions

A.	Individuals Covered

It is the policy of the Funds that all Access Persons of each Fund shall be subject to a written code of ethics meeting the requirements of Rule 17j-1 under the Investment Company Act of 1940. This Code applies only to the Independent Fund Directors/Trustees of a Fund. All other Access Persons of the Fund are subject to the provisions of other codes of ethics that have been adopted by the Fund Advisers or the Principal Underwriter to the Funds and approved by the Fund Board in accordance with the requirements of Rule 17j-1 under the Investment Company Act.

B.	Personal Securities Transactions

In connection with the purchase or sale, directly or indirectly, by an Independent Fund Director of a Security Held or to be Acquired by a Fund, Independent Fund Directors/Trustees are prohibited from:

1.	employing any device, scheme or artifice to defraud the Fund;

2.	making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	engaging in any manipulative practice with respect to the Fund.

C.	Securities Transactions in Funds

An Independent Fund Director shall comply with the frequent trading policy of the Fund, as the same may be amended from time to time.

II.	Reporting Requirements

A.	Initial and Annual Acknowledgement

Within ten (10) days of being designated an Independent Fund Director, and thereafter on an annual basis, each Independent Fund Director must execute the attached form of Acknowledgement of Receipt of the Fund’s Code of Ethics (Appendix A), including the acknowledgement that he or she has read the Code and understands that it applies to him or her.

B.	Transactions in Reportable Securities

1.	Transaction Reporting Requirements. No later than 30 days after the end of each calendar quarter, each Independent Fund Director must report to the Fund CCO any Securities Transaction executed during such calendar quarter in a Reportable Security (or Equivalent Security) in which such Independent Fund Director had a Beneficial Interest if the Independent Fund Director knew, or in the ordinary course of fulfilling his or her duty as an Independent Fund Director of the Fund should have known, that during the 15-day period immediately before or after the date of such Securities Transaction, (i) the Fund purchased or sold such Reportable Security, or (ii) the Fund or its Fund Adviser considered purchasing or selling such Reportable Security.

Note: For purposes of these reporting requirements, Securities Transaction includes transactions in futures and options on futures.

2.	Disclaimers. Any report of a Securities Transaction pursuant to this Section II.B for the benefit of a person other than the Independent Fund Director may contain a statement that the report should not be construed as an admission by the Independent Fund Director that he or she has any direct or indirect Beneficial Interest in the Security to which the report relates.

3.	Confidentiality. All information supplied by an Independent Fund Director pursuant to the Code shall be kept in strict confidence, except that such information may be made available to the Fund’s Board, the Fund’s CCO, and the Legg Mason Compliance Department. Such information may also be made available to the Securities and Exchange Commission or such other regulatory authority, to the extent required by law, regulation or this Code.

III.	Compliance with the Code

A.	Investigating Violations of the Code

The CCO of a Fund is responsible for investigating any suspected violation of the Code by an Independent Fund Director and shall report the results of each investigation to the Fund Board and the Legg Mason Compliance Department, provided that the Fund Board may determine to appoint counsel to investigate any matter at the Fund’s expense and report to it, the Fund CCO and the Legg Mason Compliance Department regarding such matter. The Fund Board is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code by an Independent Fund Director. Any violation of the Code by an Independent Fund Director of a Fund will be reported to the Fund Board by such Fund’s CCO not later than the next quarterly meeting after the violation occurs.

B.	Remedies

1.	Sanctions: If the Fund Board determines that an Independent Fund Director has committed a violation of the Code, the Fund Board may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, fine, civil referral to the Securities and Exchange Commission or criminal referral. The Fund Board may also require the Independent Fund Director to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result of such reversal. The amount of profit shall be calculated by the Fund Board. The Independent Fund Director shall not participate in the Fund Board’s determination of any remedies to be imposed in connection with his or her violation of the Code.

2.	Sole Authority: The Fund Board has sole authority to determine the remedy for any violation of the Code by an Independent Fund Director, including appropriate disposition of any monies forfeited pursuant to this provision.

C.	Amendments

Any amendment of the Code shall be submitted to the Fund Board for approval in accordance with Rule 17j-1 of the Investment Company Act. Any material amendment of the Code shall become effective as to the Independent Fund Directors/Trustees of a Fund only when the Fund Board has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law or regulation.

IV.	Definitions

When used in the Code, the following terms have the meanings set forth below:

A.	General Defined Terms

“Access Person” means any individual that should be treated as an “access person” to the Funds, as such term is defined in Rule 17j-1 under the Investment Company Act, and includes, without limitation, the Independent Fund Directors/Trustees.

“CCO” means the Chief Compliance Officer of the Funds.

“Code” means this Code of Ethics, as amended.

“Fund Adviser” means any Legg Mason entity that serves as a manager, adviser or sub-adviser to a Legg Mason Partners Fund.

“Fund Board” means the Board of Directors/Trustees of a Fund.

“Independent Fund Director” means a director or trustee of a Fund who is not an “interested person” of a Fund, a Fund Adviser or the principal underwriter of a Fund as defined in Section 2(a) (19) of the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Legg Mason Compliance Department” means the Compliance Department of Legg Mason, Inc.

“Legg Mason Fund” and “Fund” mean an investment company registered under the Investment Company Act (or a portfolio or series thereof, as the case may be) that is part of the Legg Mason Family of Funds and such other investment companies as shall have adopted this Code by action of their respective board of Directors/Trustees in accordance with the requirements of Rule 17j-1 under the Investment Company Act.

“Principal Underwriter” means Legg Mason Investor Services, LLC.

B.	Terms Defining the Scope of a Beneficial Interest

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Independent Fund Director is deemed to have a Beneficial Interest in the following:

1.	any Security owned individually by the Independent Fund Director;

2.	any Security owned jointly by the Independent Fund Director with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

3.	any Security in which a member of the Independent Fund Director’s Immediate Family has a Beneficial Interest if:

a.	the Security is held in an account over which the Independent Fund Director has decision making authority (for example, the Independent Fund Director acts as trustee, executor, or guardian); or

b.	the Security is held in an account for which the Independent Fund Director acts as a broker or investment adviser representative.

An Independent Fund Director is presumed to have a Beneficial Interest in the following:

4.	any Security in which a member of the Independent Fund Director’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Independent Fund Director. This presumption may be rebutted if the Independent Fund Director provides the Fund CCO with satisfactory assurances that the Independent Fund Director does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. The presumption will not be deemed rebutted unless and until the Fund CCO approves the petition in writing.

Any uncertainty as to whether an Independent Fund Director has a Beneficial Interest in a Security should be brought to the attention of the Fund CCO for resolution. An Independent Fund Director may appeal any such resolution to the full Board, the decision of which shall be final. Such questions will be resolved in accordance with, and this definition shall be interpreted in accordance with, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Immediate Family” of an Independent Fund Director means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent		father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Fund CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

C.	Terms Defining the Scope of a Reportable Securities Transaction

“Reportable Security” means any Security other than (1) direct obligations of the Government of the United States; (2) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end Funds (other than the Funds and exchange-traded funds).

“Securities Transaction” means a purchase or sale of a Reportable Security in which an Independent Fund Director acquires or has a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, closed-end investment companies, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Security Held or to be Acquired by a Fund” means (A) any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Fund, or (ii) is being or has been considered by the Fund or its Fund Adviser for purchase by the Fund, or (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security described above in clause (A) of this definition.

Appendix A

Acknowledgement of Receipt of the Fund Code of Ethics

I acknowledge that I have received the [                            ] Fund Code of Ethics, dated                 , 200     (the “Code”), and represent that:

1.	I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions affected by members of my Immediate Family may therefore be subject to the Code.

2.	I will report all Securities Transactions required to be reported under Section II of the Code in which I have or acquire a Beneficial Interest.

3.	I will comply with applicable provisions of the Code in all respects.

Director’s/Trustee’s Signature

Name (Print)

Date